UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2010

BofI HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51201	33-0867444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12777 High Bluff Drive, Suite 100, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 350-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 – Entry into a Material Definitive Agreement

On April 22, 2010, Bank of Internet USA (the “Bank”), a subsidiary of BofI Holding, Inc. (the “Company”), and Andrew J. Micheletti, the Company’s Senior Vice President and Chief Financial Officer, entered into a material definitive agreement entitled First Amended Employment Agreement (the “Amended Agreement”). Mr. Micheletti’s original employment agreement was effective July 1, 2003, and the Amended Agreement replaces the original agreement effective July 1, 2009. The Amended Agreement adds two achievement-based awards; an annual cash bonus target of up to 30% of current salary based upon specific performance measurements and provides a return on equity benefit of 15,000 shares of the Company’s common stock. The return on equity benefit is based upon the Company’s achievement of certain levels of return on equity as calculated at the end of each fiscal year. The annual award of common stock units under the return on equity benefit will vest over three years and each year the 15,000-share base award will be adjusted down or up by a series of multiplication factors (ranging from 0, up to 3.4 times) depending on the level of return on equity the Company achieves in each fiscal year. Both the cash bonus and the return on equity benefits require approval by the Board of Directors and the chief executive officer annually under the Amended Agreement. These benefits replaced the deferred compensation and pre-tax net income benefits established in Mr. Micheletti’s original agreement in 2003.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

99.1	First Amended Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BofI HOLDING, INC.

Date: April 28, 2010	By:	/s/ Gregory Garrabrants
Gregory Garrabrants
President and Chief Executive Officer